Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Stellar Bancorp, Inc. on Form S-8 of our report dated March 3, 2025, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting, included in the 2024 Annual Report on Form 10-K of Stellar Bancorp, Inc.

/s/ Crowe LLP

Washington, D.C.
July 28, 2025